EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES CLOSING OF CONVERTIBLE SENIOR NOTES OFFERING

BEDFORD, Mass, (December 10, 2007) — Hologic, Inc. (NASDAQ: HOLX), a diversified medical technologies company specializing in diagnostic, imaging products and interventional devices dedicated to serving the healthcare needs of women, announced today the closing of its offering of $1.725 billion aggregate original principal amount of convertible senior notes due 2037, which amount included the exercise in full by the underwriters of the $225 million overallotment option granted to them by Hologic.

The convertible senior notes mature in 2037 and will pay interest semiannually at a rate of 2.00% per annum until December 15, 2013, after which their principal will accrete at a rate of 2.00% per annum. Commencing with the interest period beginning December 15, 2013, the notes will also pay contingent interest under certain circumstances based on the trading price of the notes. The notes have an initial conversion rate of 12.9555 shares of common stock per $1,000 original principal amount of notes (equivalent to a conversion price of approximately $77.1875 per share), subject to adjustment. The initial conversion price represents a 25% premium over the closing sale price of Hologic’s common stock on December 4, 2007. The notes were sold at par.

The net proceeds from the offering of approximately $1.69 billion, after deducting the underwriters’ discounts and estimated offering expenses payable by Hologic, were used to repay a portion of Hologic’s outstanding senior secured indebtedness.

The offer and sale of the convertible senior notes was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission.

Goldman, Sachs & Co. acted as the sole book-running manager of the offering. Copies of the final prospectus supplement relating to the convertible notes offering may be obtained from Goldman, Sachs & Co., Attn: Prospectus Dept., 85 Broad Street, New York, NY 10004, Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Hologic, Inc.

Hologic, Inc. is a diversified medical technologies company specializing in diagnostic imaging products and interventional devices dedicated to serving the healthcare needs of women. Historically, the Company has developed, manufactured and marketed products focused on mammography, breast care and osteoporosis assessment. In October 2007, Hologic completed its business combination with Cytyc Corporation, a company that develops, manufactures and markets complementary products covering a range of cancers and women’s health indications, including cervical cancer screening, treatment of excessive menstrual bleeding, prenatal diagnostics and partial breast radiation therapy.

Forward-Looking Statements

Factors that could adversely affect Hologic’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.